PRESS RELEASE OF FSB BANCORP, INC.

   October 27, 2017

FOR IMMEDIATE RELEASE
Contact: Dana C. Gavenda, Chief Executive Officer
FSB Bancorp, Inc.
Tel (585) 223-9080

FSB BANCORP, INC.
ANNOUNCES THIRD QUARTER 2017 AND YEAR TO DATE RESULTS

Fairport, New York, October 27, 2017: FSB Bancorp, Inc. (the "Company") (NASDAQ: FSBC), the holding company for Fairport Savings Bank (the "Bank"), reported net income of $202,000, or $0.11 per share, for the quarter ended September 30, 2017 compared to net income of $252,000, or $0.13 per share, for the quarter ended September 30, 2016.  The Company's net interest margin for the quarter ended September 30, 2017 decreased five basis points to 2.89% from 2.94% for the quarter ended September 30, 2016.  The decrease in net interest margin was due to an increase in the average cost of our interest-bearing liabilities of 19 basis points to 1.01% for the quarter ended September 30, 2017 from 0.82% for the quarter ended September 30, 2016 due to promotional certificate of deposit specials offered.  The increase in cost of our interest-bearing liabilities was partially offset by an increase in the average yield on our interest-earning assets of 14 basis points to 3.90% for the quarter ended September 30, 2017 from 3.76% for the quarter ended September 30, 2016 due to a substantial increase in the average yield on our commercial and consumer loans.

For the nine months ended September 30, 2017, the Company reported net income of $453,000, or $0.24 per share, compared to net income of $439,000, or $0.23 per share, for the nine months ended September 30, 2016.  The Company's net interest margin remained flat at 2.86% for the nine months ended September 30, 2017 and 2016. The average yield on our interest-earning assets increased from 3.72% for the nine months ended September 30, 2016 to 3.81% for the nine months ended September 30, 2017, which was offset by an increase in the average cost of our interest-bearing liabilities from 0.86% for the nine months ended September 30, 2016 to 0.95% for the nine months ended September 30, 2017.

The decrease in net income of $50,000 for the third quarter of 2017 compared to the third quarter of 2016 resulted from increases in other expense of $58,000, provision for loan losses of $39,000, and provision for income taxes of $20,000 as well as a decrease in other income of $131,000, partially offset by an increase in net interest income of $198,000.  The increase in other expense was primarily due to increases in salaries and employee benefits, miscellaneous other expense, data processing costs, and occupancy expense, partially offset by a decrease in mortgage fees and taxes.  The increase in salaries and employee benefits was primarily due to annual merit increases for existing staff and the increased salary and commission costs associated with additional processing and mortgage origination staff as a result of mortgage loan growth.  Miscellaneous other expense increased due to additional costs related to legal expense and professional services associated with becoming an SEC reporting company beginning in August 2016.  Data processing costs increased primarily due to the additional expense associated with the conversion of our core processing system from in-house hosting to data center hosting beginning in September 2016.  Occupancy expense increased primarily due to the added costs of acquiring additional office space in our Pittsford and Buffalo mortgage origination office locations.   The decrease in mortgage fees and taxes was primarily due to a recent change in New York State tax law which allowed for a refundable tax credit for mortgage recording tax expensed. The increase in provision for loan losses was attributable to adding an appropriate amount for loan losses to ensure adequate reserves based on, among other factors, additional growth in the loan portfolio and economic conditions in our market area when comparing the third quarter of 2017 with the third quarter of 2016. The Company's provision for income taxes increased due to the combination of a partial deferred tax asset valuation allowance reversal in the third quarter of 2016 and an increase in permanent differences reflected on the 2016 tax return filed during the third quarter of 2017. The decrease in other income was primarily attributable to decreases in realized gains on sales of loans and realized gains on sales of securities. The decrease in realized gains on sales of loans was due to lower volume of mortgage loans sold in the third quarter of 2017 compared to the third quarter of 2016.  The decrease in realized gains on sales of securities was due to no sales of securities during the third quarter of 2017 as compared to $36,000 in realized gains on sales of securities in the third quarter of 2016.  The increase in net interest income was primarily reflective of the Company shifting its interest-earning asset mix to a higher level of higher yielding residential and commercial loans, while reducing lower yielding investment securities causing greater net interest income.  This increase in interest income was partially offset by an increase in interest expense due to increases in the average costs as well as the average balances of our interest-bearing deposits and borrowings in order to fund the additional loan growth when comparing the third quarters of 2017 and 2016.

At September 30, 2017, the Company had $304.6 million in consolidated assets, an increase of $30.9 million, or 11.3%, from $273.7 million at December 31, 2016. Net loans receivable increased $26.9 million, or 11.9%, to $253.1 million at September 30, 2017 from $226.2 million at December 31, 2016. The Bank continues to focus on loan production as we continue to primarily grow our residential mortgage, construction, and commercial loan portfolios at a measured pace while still maintaining our exceptional credit quality and strict underwriting standards.  Residential mortgage loans increased $13.1 million, or 7.0%, to $201.7 million at September 30, 2017 from $188.6 million at December 31, 2016.  Commercial real estate loans increased $4.3 million, or 50.8%, to $12.7 million at September 30, 2017 from $8.4 million at December 31, 2016.  Construction loans increased $4.2 million, or 67.8%, to $10.3 million at September 30, 2017 from $6.1 million at December 31, 2016.  Multi-family residential loans increased $3.5 million, or 68.6%, to $8.6 million at September 30, 2017 from $5.1 million at December 31, 2016.  Commercial and industrial loans increased $1.3 million, or 64.5%, to $3.2 million at September 30, 2017 from $1.9 million at December 31, 2016.  The Bank originated $83.1 million of residential mortgage loans for the nine months ended September 30, 2017 compared to $77.4 million for the nine months ended September 30, 2016. The Bank sold $53.0 million of mortgage loans in the secondary market during the nine months ended September 30, 2017 compared to $50.7 million during the nine months ended September 30, 2016 as a balance sheet management strategy to reduce interest rate risk.  The Bank sold these loans at a gain of $1.7 million which was recorded in other income for the nine months ended September 30, 2017 compared to $1.6 million for the nine months ended September 30, 2016.  At September 30, 2017, the Bank was servicing $131.5 million in residential mortgage loans sold to Freddie Mac ("FHLMC") and will realize servicing income on these loans as long as they remain outstanding. At September 30, 2017, the Bank had $4.2 million in loans held for sale, comprised of one- to four-family residential fixed rate conventional, FHA, and VA mortgage loans originated and closed by the Bank in the third quarter of 2017 that have been committed for sale in the secondary market, and will be delivered and sold in the fourth quarter of 2017. Investment securities increased by $805,000, or 3.2%, to $26.0 million at September 30, 2017 from $25.2 million at December 31, 2016. Cash and cash equivalents, primarily interest-earning deposits at the Federal Reserve Bank and FHLB, decreased by $456,000, or 6.2%, to $7.0 million at September 30, 2017 from $7.4 million at December 31, 2016. FHLB borrowings increased $12.7 million, or 22.4%, to $69.5 million at September 30, 2017 from $56.8 million at December 31, 2016 in order to fund loan growth. Total deposits, primarily money market and certificates of deposit increased by $16.6 million, or 9.1%, to $199.6 million at September 30, 2017 from $182.9 million at December 31, 2016 to fund our loan growth.  Total stockholders' equity decreased $546,000, or 1.7%, to $31.3 million at September 30, 2017 from $31.9 million at December 31, 2016 primarily due to share repurchases.  FSB Bancorp Inc. announced on July 27, 2017 that the Board of Directors had adopted its first stock repurchase program.  Under the repurchase program, the Company may repurchase up to 97,084 shares of its common stock, or approximately 5% of its outstanding shares.  As of September 30, 2017, the Company had repurchased 68,935 shares at an average price of $15.26 per share.  At September 30, 2017, the Bank was considered well capitalized, the highest standard and capital rating as defined by the Bank's regulator.

The credit quality of the Bank's loan portfolio remains strong and significantly better than peers. At September 30, 2017, the Bank had one non-performing residential mortgage loan totaling $37,000 and one non-performing commercial and industrial loan totaling $66,000 and at December 31, 2016, the Bank had no non-performing loans. We recorded a $196,000 provision for loan losses for the nine months ended September 30, 2017 and a $135,000 provision for loan losses for the nine months ended September 30, 2016.  The increase in the provision for loan losses was primarily due to adding general reserves to support the growth in our residential mortgage, construction, commercial real estate, and commercial and industrial loan portfolios. The allowance for loan losses was $1.2 million, or 0.47% of loans outstanding, at September 30, 2017 compared to $990,000, or 0.44% of loans outstanding, at December 31, 2016.  Management remains committed to maintaining a high level of asset quality as we grow our residential mortgage, construction, commercial real estate, and commercial and industrial loan portfolios.

About our Company

FSB Bancorp, Inc. is the bank holding company of Fairport Savings Bank, a New York chartered savings bank headquartered in Fairport, New York. The Bank conducts business from its main office in Fairport, New York and four branches located in Penfield, New York, Irondequoit, New York, Webster, New York, and Perinton, New York. The Company also has four mortgage origination offices located in Pittsford, New York, Watertown, New York, Greece, New York, and Buffalo, New York. The Company's principal business consists of originating one- to four-family residential real estate mortgages, home equity loans and lines of credit, commercial real estate, multi-family, construction, commercial and industrial, and other consumer loans.    The Company attracts retail deposits from the general public in the areas surrounding its main office and branches, offering a wide variety of deposit products.  Through its wholly owned subsidiary, Fairport Wealth Management, the Bank offers non-deposit investment products, consisting of annuities, insurance products and mutual funds.

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, changes in interest rate environment, changes in economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.

FSB BANCORP, INC.
Selected Consolidated Balance Sheet Information
September 30, 2017 and December 31, 2016
(Dollars in thousands, except per share data)
                  (Unaudited)
	September 30, 2017	December 31, 2016

Assets	$304,584	$273,721
Cash and Cash Equivalents	6,951	7,407
Investment Securities	25,972	25,167
Loans Held for Sale	4,180	2,059
Net Loans Receivable	253,105	226,192
Deposits	199,553	182,934
Borrowings	69,523	56,813
Total Stockholders' Equity	31,313	31,859
Book Value per Share[2]	$16.55	$16.76
Stockholders' Equity to Total Assets	10.28%	11.64%

FSB BANCORP, INC.
Selected Consolidated Statement of Income Information
Three Months and Nine Months Ended September 30, 2017 and September 30, 2016
(Dollars and shares in thousands except per share data)
     (Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016

Interest and Dividend Income	$2,765	$2,358	$7,847	$6,937
Interest Expense	723	514	1,977	1,606
Net Interest Income	2,042	1,844	5,870	5,331
Provision for Loan Losses	84	45	196	135
Net Interest Income after Provision for Loan Losses	1,958	1,799	5,674	5,196
Other Income	1,031	1,162	2,719	2,652
Other Expense	2,677	2,619	7,766	7,285
Income Before Income Taxes	312	342	627	563
Provision for Income Taxes	110	90	174	124
Net Income	$202	$252	$453	$439

Net Income per Common Share[1,2]	$0.11	$0.13	$0.24	$0.23
Average Common Shares Outstanding [1,2]	1,892	1,905	1,903	1,899

1Shares held by the public prior to July 13, 2016 have been restated to reflect the completion of the second-step conversion using an exchange ratio of 1.0884.

2The Company's book value and common equity ratio computations did not include shares of common stock held by the Company's ESOP that the Company had currently not committed to release.

FSB BANCORP, INC.
Key Earnings Ratios
Three Months and Nine Months Ended September 30, 2017 and September 30, 2016

(Unaudited)
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016

Return on Average Assets	0.27%	0.38%	0.21%	0.23%
Return on Average Equity	2.55%	3.98%	1.87%	2.50%
Net Interest Margin	2.89%	2.94%	2.86%	2.86%
Average Yield on Interest-Earning Assets	3.90%	3.76%	3.81%	3.72%
Average Cost on Interest-Bearing Liabilities	1.01%	0.82%	0.95%	0.86%

The above information is preliminary and based on the Company's data available at the time of presentation.